NYSE Alternext US LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

December 12, 2008

NYSE Alternext US LLC (the “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “SEC” or the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

Brooke Capital Corporation

Common Stock, $0.01 Par Value

Commission File Number – 001-33677

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to Section 1003(a)(iv) of the NYSE Alternext US LLC Company Guide (the “Company Guide”) which states that the Exchange will normally consider suspending dealings in, or removing from the list, securities of an issuer that has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether such company will be able to continue operations and/or meet its obligations as they mature.

2.

The Common Stock (the “Common Stock”) of Brooke Capital Corporation (the “Company” or “Brooke”) does not qualify for continued listing because the Company reported a stockholders’ deficit of $5.4 million, working capital deficit of $10.7 million and a cash balance of $229,000 at June 30, 2008.  In addition, for the six months ended June 30, 2008, the Company reported a net loss of $17.9 million. Furthermore, on October 27, 2008, the Company filed a petition for protection under Chapter 11 of the United States Bankruptcy Code.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

By letter dated September 30, 2008, Staff notified Brooke that based on its Form 10-Q for the period ended June 30, 2008, the Company did not meet one of the Exchange’s continued listing standards.  Specifically, Brooke was not in compliance with Section 1003(a)(iv) of the Company Guide in that it was financially impaired.  The Company was offered the opportunity to submit a plan of compliance within 30 days, detailing actions which it had taken, or intended to take, to regain compliance with the continued listing standards within a maximum of six months (the “Plan”).  In determining the appropriate plan period, Staff applied Commentary .01 of Section 1009 of the Company Guide, which states that Staff may establish a time period of less than 18 months to regain compliance based on the nature and severity of the deficiency. In this regard, Staff determined that it was appropriate to provide a plan period of six months due to the Company’s severely impaired financial condition and potential risk of insolvency.

(b)

On October 31, 2008, the Exchange notified Brooke of its intention to initiate delisting proceedings against the Company (the “Staff Determination”).  In this regard, the Company failed to submit a Plan within the requisite timeframe and there was no information publicly available indicating that the Company had otherwise regained compliance with Section 1003(a)(iv) of the Company Guide.  In addition, on October 27, 2008, the Company filed a petition for protection under Chapter 11 of the United States Bankruptcy Code.  The Company was also informed of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Corporate Compliance Panel within seven days of the Staff Determination, or by November 7, 2008.

(c)

The Company did not appeal the Staff Determination within the requisite time period or thereafter and was not otherwise in compliance with the Exchange’s continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Common Stock from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Mr. Robert D. Orr, Chief Executive Officer of Brooke Capital Corporation.

/s/

Janice O’Neill

Senior Vice President – Corporate Compliance
NYSE Regulation, Inc.